Exhibit 13 (a) (4)

On December 8, 2017, the Board of Trustees of Franklin Value Investors Trust (the “FVIT Board”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Franklin Balanced Sheet Investment Fund, Franklin MicroCap Value Fund and Franklin Small Cap Value Fund’s (the “Funds”)(each a separate portfolio of Franklin Value Investors Trust) independent registered public accounting firm.

PwC’s reports on the Funds’ financial statements for the fiscal years ended October 31, 2017 and October 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds’ fiscal years ended October 31, 2017, October 31, 2016 and through December 8, 2017, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for such years, and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

FVIT Board has requested that PwC furnish it with a letter addressed to the SEC stating whether or not is agrees with the above statements. A copy of such letter, dated June XX 2017, is filed as an exhibit to this N-CSR.

FVIT Board has selected Ernst & Young LLP (“E&Y”) to serve as the Franklin Balanced Sheet Investment Fund, Franklin MicroCap Value Fund and Franklin Small Cap Value Fund’s independent registered public accounting firm for the fiscal year ending October 31, 2018. The decision to select E&Y was recommended by the FVIT Board’s Audit Committee and was approved by the FVIT Board. During the Funds’ fiscal years ended October 31, 2017, October 31, 2016 and through December 8, 2017, FVIT and the Funds have not consulted with E&Y regarding either the (i) application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements, and neither a written report was provided or oral advice was provided that E&Y concluded was an important factor considered by FVIT and the Funds in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in S-K 304(a)(1)(iv) and the related instructions to S-K 304, or a reportable event, as that term is defined in S-K 304(a)(1)(v).